Exhibit (d)(1)(xxii)

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

This first amendment (the “Amendment”) to the Second Amended and Restated Investment Advisory Agreement is made as of the 1st day of April, 2015 by and between AQR Funds, on behalf of each Fund listed on Exhibit A, and AQR Capital Management, LLC.

WHEREAS, the parties hereto entered into an Investment Advisory Agreement dated and effective as of December 4, 2008, as amended (the “Agreement”); and

WHEREAS, the parties hereto entered into an Amended and Restated Investment Advisory Agreement dated and effective as of May 1, 2014 (the “Amended and Restated Agreement) in order to amend the terms included in Exhibit A; and

WHEREAS, the parties hereto entered into a Second Amended and Restated Investment Advisory Agreement dated and effective as of November 7, 2014 (the “Second Amended and Restated Agreement”) in order to amend the terms included in Section 3 of the Agreement; and

WHEREAS, the parties hereto wish to amend Exhibit A of the Second Amended and Restated Agreement in order to remove certain Funds from Exhibit A.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. AMENDMENT OF EXHIBIT A. Exhibit A of the Second Amended and Restated Agreement is hereby amended by deleting it in its entirety and replacing it with the Exhibit A attached hereto.

2. Except as modified hereby, the Second Amended and Restated Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AQR FUNDS		AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Nicole DonVito	By:	/s/ Bradley Asness
	Nicole DonVito		Bradley Asness
	Chief Legal Officer and Vice President		Chief Legal Officer and Principal

EXHIBIT A

(Amended as of April 1, 2015)

Name of Series	Commencement Date	Advisory Fee
		Each fee will be based on the average daily net assets of the Fund managed by the Adviser, and calculated as described in Section 6 of the Agreement.
AQR Global Equity Fund	December 31, 2009	0.40%
AQR International Equity Fund	August 28, 2009	0.45%

DORMANT FUNDS:

AQR International Small Cap Fund	[•], 2009	0.65%
AQR Emerging Markets Fund	[•], 2009	0.75%
AQR Equity Plus Fund	[•], 2009	0.70%
AQR Small Cap Core Fund	[•], 2009	0.70%
AQR Small Cap Growth Fund	[•], 2009	0.70%
AQR Risk-Balanced Commodities Strategy LV Fund	July 9, 2012	0.35% on the first $1 billion in assets
		0.325% on assets in excess of $1 billion up to $3 billion
		0.30% on assets in excess of $3 billion